Exhibit 99.1

Avadel Pharmaceuticals Reports Third Quarter 2025 Financial Results and Provides Corporate Update

– Generated LUMRYZ™ net product revenue of $77.5 million, a 55% increase compared to third quarter 2024 –

– Approximately 3,400 patients on LUMRYZ as of September 30, 2025, a 48% increase compared to September 30, 2024 –

– Announced global settlement of all litigation with Jazz Pharmaceuticals, Inc. (“Jazz”) –

– Acquisition by Alkermes plc (“Alkermes”) expected to close in first quarter 2026 –

DUBLIN, Ireland, November 4, 2025 - Avadel Pharmaceuticals plc (Nasdaq: AVDL), a biopharmaceutical company focused on transforming medicines to transform lives, today announced its financial results for the third quarter ended September 30, 2025, and provided a corporate update.

Pending Acquisition by Alkermes:

On October 22, 2025, Avadel entered into a definitive agreement under which Alkermes will acquire Avadel for total transaction consideration of up to $20.00 per share in cash, which values Avadel at approximately $2.1 billion. The transaction consideration is comprised of $18.50 per share in cash, payable at closing, together with a nontransferable contingent value right (CVR) entitling holders to a potential additional cash payment of $1.50 per share, contingent upon the ability for LUMRYZ to be commercially sold in the United States for the treatment of idiopathic hypersomnia (“IH”) in adults by the end of 2028.

Completion of the transaction remains subject to the satisfaction of certain conditions, including approval by Avadel shareholders, certain regulatory approvals and the approval of the Irish High Court. Subject to the satisfaction of these conditions, the transaction is expected to close in the first quarter of 2026.

Further details regarding the transaction with Alkermes can be found in the announcement issued jointly by Avadel and Alkermes pursuant to Rule 2.7 of the Irish Takeover Rules, as filed with the Company’s current report on Form 8-K that was filed with the United States Securities and Exchange Commission (“SEC”) on October 22, 2025.

Third Quarter Highlights:

•	Generated $77.5 million of net product revenue from sales of LUMRYZ, representing 55% growth over the third quarter 2024.
•	Sustained year-over-year patient uptake and growth with approximately 3,400 patients being treated with LUMRYZ as of September 30, 2025, compared to approximately 2,300 patients as of September 30, 2024.

Corporate and Pipeline Updates:

Corporate

•	Strengthened sleep medicine portfolio with exclusive license to develop and commercialize valiloxybate, a GABAB receptor agonist, from XWPharma for all indications, including the treatment of sleep disorders, such as narcolepsy and IH.

o	XWPharma received an upfront payment of $15 million during the quarter ended September 30, 2025, and will receive an additional upfront payment of $5 million from Avadel in the fourth quarter of 2025. XWPharma is eligible to receive development and sales milestone payments in addition to royalties on future net sales.
o	On track to progress valiloxybate into an initial pharmacokinetic (PK) and comparative bioavailability study.

LUMRYZ for IH

•	Patient enrollment in REVITALYZTM is on track to be completed by the end of 2025. REVITALYZ is a Phase 3 double-blind, placebo-controlled, randomized withdrawal, multicenter study designed to evaluate the efficacy and safety of LUMRYZ in IH.

LUMRYZ for Narcolepsy

•	Presented new REFRESHTM real-world study data supporting LUMRYZ’s use for the treatment of narcolepsy across all three patient segments (i.e., switch patients, naïve to oxybate patients, and return to oxybate patients) at World Sleep 2025. Results showed that participants experienced clinically meaningful improvements in Epworth Sleepiness Scale (ESS) scores, a measure of excessive daytime sleepiness (EDS), to within the normal range.

Global Settlement with Jazz

On October 21, 2025, Avadel entered into a global settlement agreement (“Settlement Agreement”) with Jazz. Pursuant to the terms of the Settlement Agreement, Avadel and Jazz have dismissed their respective lawsuits with prejudice. Furthermore, Jazz agreed to provide Avadel with upfront cash consideration as well as grant Avadel the ability to commercialize LUMRYZ for indications beyond narcolepsy as soon as March 1, 2028, while Jazz received rights to royalties on net sales of LUMRYZ from October 1, 2025, through February 18, 2036. Details regarding the full terms of the Settlement Agreement can be found in the Company’s current report on Form 8-K that was filed with the SEC on October 22, 2025, and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2025.

Overview of Third Quarter Financial Results

Avadel recognized $77.5 million in net product revenue from sales of LUMRYZ for the quarter ended September 30, 2025, a 55% increase compared to $50.0 million for the same period in 2024.

Gross profit for the quarter ended September 30, 2025 was $81.6 million, or 105% of net product revenue, compared to $43.9 million, or 88% of net product revenue, for the same period in 2024. Gross profit in the current quarter includes a reversal of $9.5 million within cost of products sold for royalties that had accrued through June 30, 2025 which were waived by Jazz in conjunction with the Settlement Agreement. Gross profit for the same period in the prior year includes $3.6 million within cost of products sold for estimated royalties.

Research and development expenses for the quarter ended September 30, 2025 were $27.0 million compared to $3.8 million for the same period in 2024. The current quarter includes the above-referenced $20.0 million upfront license fees to XWPharma of which $15.0 million was paid in the quarter ended September 30, 2025. The remaining $5.0 million will be paid in the quarter ending December 31, 2025.

Selling, general and administrative expenses for the quarter ended September 30, 2025 were $52.6 million compared to $40.4 million for the same period in 2024. The increase versus the prior year was primarily driven by higher commercial costs related to the ongoing launch of LUMRYZ.

Total GAAP operating expenses in the quarter ended September 30, 2025 were $79.6 million compared to $44.2 million for the same period in 2024. The increase period over period includes the previously mentioned $20.0 million upfront license fee to XWPharma.

Net income for the quarter ended September 30, 2025 was $20 thousand, or $0.00 per diluted share, compared to net loss of $2.6 million, or ($0.03) per diluted share, for the same period in 2024.

The company generated positive cash flow in the third quarter. Cash, cash equivalents and marketable securities were $91.6 million at September 30, 2025 compared to $81.5 million at June 30, 2025.

About LUMRYZ™ (sodium oxybate) for extended-release oral suspension

LUMRYZ is an extended-release sodium oxybate medication approved by the FDA on May 1, 2023, as the first and only once-at-bedtime treatment for cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy. On October 16, 2024, LUMRYZ was additionally approved as a once-at-bedtime treatment for cataplexy or EDS in pediatric patients seven years of age and older with narcolepsy.

The FDA approval of LUMRYZ was supported by results from REST-ON™, a randomized, double-blind, placebo-controlled, pivotal Phase 3 trial in adults with narcolepsy. LUMRYZ demonstrated statistically significant and clinically meaningful improvements in the three co-primary endpoints: EDS (MWT), clinicians’ overall assessment of patients’ functioning (CGI-I), and cataplexy attacks, for all three evaluated doses when compared to placebo.

With its approvals in May 2023 and October 2024, the FDA also granted seven years of Orphan Drug Exclusivity to LUMRYZ for the treatment of cataplexy or EDS in adults with narcolepsy and in pediatric patients seven years of age and older with narcolepsy respectively due to a finding of clinical superiority of LUMRYZ relative to currently available oxybate treatments. In particular, the FDA found that LUMRYZ makes a major contribution to patient care over currently available, twice-nightly oxybate products by providing a once-nightly dosing regimen that avoids nocturnal arousal to take a second dose.

LUMRYZ is only currently approved for the treatment of cataplexy or EDS in patients seven years of age and older with narcolepsy, and Avadel does not market, promote or offer patient support services for use of LUMRYZ in any indication beyond narcolepsy.

INDICATIONS
LUMRYZ (sodium oxybate) for extended-release oral suspension is a prescription medicine used to treat the following symptoms in patients seven years of age and older with narcolepsy:

•	sudden onset of weak or paralyzed muscles (cataplexy)
•	excessive daytime sleepiness (EDS)

IMPORTANT SAFETY INFORMATION

WARNING: Taking LUMRYZ™ (sodium oxybate) with other central nervous system (CNS) depressants, such as medicines used to make you fall asleep, including opioid analgesics, benzodiazepines, sedating antidepressants, antipsychotics, sedating anti-epileptic medicines, general anesthetics, muscle relaxants, alcohol or street drugs, may cause serious medical problems, including trouble breathing (respiratory depression), low blood pressure (hypotension), changes in alertness (drowsiness), fainting (syncope) and death.

The active ingredient of LUMRYZ (sodium oxybate) is a form of gamma hydroxybutyrate (GHB), a controlled substance. Abuse or misuse of illegal GHB alone or with other CNS depressants (drugs that cause changes in alertness or consciousness) have caused serious side effects. These effects include seizures, trouble breathing (respiratory depression), changes in alertness (drowsiness), coma and death. Call your doctor right away if you have any of these serious side effects.

Because of these risks, LUMRYZ is available only by prescription and filled through certified pharmacies in the LUMRYZ REMS. You must be enrolled in the LUMRYZ REMS to receive LUMRYZ. Further information is available at www.LUMRYZREMS.com or by calling 1-877-453-1029.

Do not take LUMRYZ if you take or your child takes other sleep medicines or sedatives (medicines that cause sleepiness), drink alcohol or have a rare problem called succinic semialdehyde dehydrogenase deficiency.

Keep LUMRYZ in a safe place to prevent abuse and misuse. Selling or giving away LUMRYZ may harm others and is against the law. Tell your doctor if you or your child have ever abused or been dependent on alcohol, prescription medicines or street drugs.

Anyone who takes LUMRYZ should not do anything that requires them to be fully awake or is dangerous, including driving a car, using heavy machinery or flying an airplane, for at least six (6) hours after taking LUMRYZ. Those activities should not be done until you know how LUMRYZ affects you.

Falling asleep quickly, including while standing or while getting up from the bed, has led to falls with injuries that have required some people to be hospitalized.

LUMRYZ can cause serious side effects, including the following:

•	Breathing problems, including slower breathing, trouble breathing and/or short periods of not breathing while sleeping (e.g., sleep apnea). People who already have breathing or lung problems have a higher chance of having breathing problems when they take LUMRYZ.
•	Mental health problems, including confusion, seeing or hearing things that are not real (hallucinations), unusual or disturbing thoughts (abnormal thinking), feeling anxious or upset, depression, thoughts of killing yourself or trying to kill yourself, increased tiredness, feelings of guilt or worthlessness and difficulty concentrating. Tell your doctor if you or your child have or had depression or have tried to harm yourself. Call your doctor right away if you or your child have symptoms of mental health problems or a change in weight or appetite.
•	Sleepwalking. Sleepwalking can cause injuries. Call your doctor if you or your child start sleepwalking.

Tell your doctor if you or your child are on a salt-restricted diet or have high blood pressure, heart failure or kidney problems. LUMRYZ contains a lot of sodium (salt) and may not be right for you.

The most common side effects of LUMRYZ in adults include nausea, dizziness, bedwetting, headache and vomiting. Your side effects may increase when you take higher doses of LUMRYZ. The most common side effects in children include nausea, bedwetting, vomiting, headache, decreased weight, decreased appetite, dizziness, and sleepwalking.

LUMRYZ can cause physical dependence and craving for the medicine when it is not taken as directed. These are not all the possible side effects of LUMRYZ.

For more information, ask your doctor or pharmacist. Call your doctor for medical advice about side effects.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.fda.gov/medwatch, or call 1-800-FDA-1088.

Please see full Prescribing Information, including BOXED Warning.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a biopharmaceutical company focused on transforming medicines to transform lives. Our approach includes applying innovative solutions to the development of medications that address the challenges patients face with current treatment options. Avadel’s commercial product, LUMRYZ, was approved by the U.S. Food & Drug Administration (FDA) as the first and only once-at-bedtime oxybate for the treatment of cataplexy or EDS in patients 7 years of age and older with narcolepsy. For more information, please visit www.avadel.com.

Avadel intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcast.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects or other events. Such forward-looking statements include, but are not limited to, expectations regarding efficacy and therapeutic benefits of LUMRYZ; the Company and Alkermes’ ability to consummate the pending transaction in a timely manner, or at all, and the satisfaction (or waiver) of conditions to the consummation of the pending transaction, including with respect to the approval of the Company’s shareholders and required regulatory clearances; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreement with Alkermes; the effect of the pendency of the transaction with Alkermes on the Company’s business relationships, operating results and business generally; the expected terms and timelines of Alkermes' planned acquisition of the Company; expectations regarding the license agreement with XWPharma; expected timing of studies for valiloxybate; expectations for the REVITALYZ trial, including timing for completion of patient enrollment; and the potential benefits resulting from the settlement with Jazz. In some cases, forward-looking statements can be identified by use of words such as “will,” “may,” “could,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project,” “next steps” and similar expressions and the negatives thereof (if applicable).

The Company’s forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, the Company’s business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results and the results of the company’s business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in the Company’s forward-looking statements include the risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly update or revise our forward-looking statements, except as required by law.

Statements Required by the Irish Takeover Rules

Responsibility Statement Required by the Irish Takeover Rules

The directors of Avadel accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Avadel (who have taken all reasonable care to ensure such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this communication will be available on Avadel's website at https://investors.avadel.com/transaction-overview by no later than 12:00 noon (U.S. Eastern Time) on the business day following publication of this communication. Neither the content of any such websites referred to in this communication nor the content of any other websites accessible from hyperlinks on such website is incorporated into, or forms part of, this communication.

No Profit Forecast / Quantified Financial Benefit Statement / Asset Valuations

No statement in this communication is intended to constitute a profit forecast, profit estimate or quantified financial benefit statement for any period, nor should any statements be interpreted to mean that earnings or earnings per share will, for the current or future financial years or other periods, will necessarily be greater or lesser than those for the relevant preceding financial periods for Alkermes or Avadel. Further, no statement in this communication constitutes an asset valuation.

Investor Contact:

Austin Murtagh

Precision AQ

Austin.Murtagh@precisionAQ.com

(212) 698-8696

Media Contact:

Lesley Stanley

Real Chemistry

lestanley@realchemistry.com

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net product revenue	$77,467	$50,025	$198,107	$118,707
Cost of products sold	(4,116)	6,155	7,827	10,465
Gross profit	81,583	43,870	190,280	108,242
Operating expenses:
Research and development expenses	27,010	3,803	35,619	10,922
Selling, general and administrative expenses	52,636	40,394	146,841	136,422
Total operating expense	79,646	44,197	182,460	147,344
Operating income (loss)	1,937	(327)	7,820	(39,102)
Investment and other income, net	532	610	895	3,114
Interest expense	(2,415)	(2,820)	(7,008)	(8,128)
Income (loss) before income taxes	54	(2,537)	1,707	(44,116)
Income tax provision (benefit)	34	88	(3,058)	(327)
Net income (loss)	$20	$(2,625)	$4,765	$(43,789)

Net income (loss) per share - basic	$0.00	$(0.03)	$0.05	$(0.46)
Net income (loss) per share - diluted	$0.00	$(0.03)	$0.05	$(0.46)

Weighted average number of shares outstanding - basic	97,104	96,300	96,812	94,720
Weighted average number of shares outstanding - diluted	101,276	96,300	99,830	94,720

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,813	$51,371
Marketable securities	11,764	22,406
Accounts receivable, net	42,444	34,097
Inventories	23,905	20,298
Prepaid expenses and other current assets	14,300	6,036
Total current assets	172,226	134,208
Property and equipment, net	467	453
Operating lease right-of-use assets	2,544	1,702
Goodwill	16,836	16,836
Other non-current assets	7,375	11,037
Total assets	$199,448	$164,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of operating lease liability	$740	$582
Accounts payable	12,581	7,328
Accrued expenses	44,156	40,651
Other current liabilities	5,010	273
Total current liabilities	62,487	48,834
Long-term operating lease liability	1,810	1,122
Royalty financing obligation	34,828	35,249
Other non-current liabilities	2,098	5,183
Total liabilities	101,223	90,388

Shareholders’ equity:
Preferred shares, nominal value of $0.01 per share; 50,000 shares authorized; zero issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Ordinary shares, nominal value of $0.01 per share; 500,000 shares authorized; 97,235 issued and outstanding at September 30, 2025 and 96,518 issued and outstanding at December 31, 2024	972	965
Additional paid-in capital	910,391	891,791
Accumulated deficit	(789,562)	(794,328)
Accumulated other comprehensive loss	(23,576)	(24,580)
Total shareholders’ equity	98,225	73,848
Total liabilities and shareholders’ equity	$199,448	$164,236

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$4,765	$(43,789)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,008	2,013
Share-based compensation expense	14,429	16,261
Acquired in-process research & development expense	20,000	—
Other adjustments	(1,048)	(1,052)
Net changes in assets and liabilities
Accounts receivable	(8,347)	(24,999)
Inventories	(4,042)	(5,255)
Prepaid expenses and other current assets	(1,562)	(1,615)
Accounts payable & other current liabilities	5,067	(3,516)
Accrued expenses	(1,495)	9,680
Other assets and liabilities	(4,105)	(2,508)
Net cash provided by (used in) operating activities	26,670	(54,780)

Cash flows from investing activities:
Purchases of property and equipment	(190)	—
Proceeds from sales of marketable securities	57,738	298,829
Purchases of marketable securities	(46,918)	(261,962)
Upfront license payment for acquired in-process research & development	(15,000)	—
Net cash (used in) provided by investing activities	(4,370)	36,867

Cash flows from financing activities:
Proceeds from issuance of shares off the at-the-market offering program	—	9,250
Proceeds from stock option exercises and employee share purchase plan	4,179	5,840
Net cash provided by financing activities	4,179	15,090

Effect of foreign currency exchange rate changes on cash and cash equivalents	1,963	238

Net change in cash and cash equivalents	28,442	(2,585)
Cash and cash equivalents at January 1,	51,371	31,167
Cash and cash equivalents at September 30,	$79,813	$28,582